Exhibit 23.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated July 7, 2025, except for Note 1, Note 2, Note 12 and Note 16 which are dated August 13, 2025 in the Registration Statement on Form F-1, under the Securities Act of 1933, as amended, with respect to the balance sheets of Aly Pte. Ltd. (collectively referred to as the “Company”) as of March 31, 2025 and 2024, the related statements of income and comprehensive income, changes in shareholder’s equity and cash flows for each of the years in the two year period ended March 31, 2025 and related notes.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC

We have served as the Company’s auditor since 2025.

Singapore

December 8, 2025